UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCIQUEST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCIQUEST, INC.

5151 McCrimmon Parkway, Suite 216

Morrisville, North Carolina 27560

(919) 659-2100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2003

The Annual Meeting of Stockholders of SciQuest, Inc. will be held at the Sheraton Imperial Hotel & Convention Center, Research Triangle Park, 4700 Emperor Boulevard, Durham, NC 27703, at 9:00 a.m., Eastern Daylight Savings time, on Wednesday, April 30, 2003 (the “Annual Meeting”), to consider and act upon:

1.	the election of three (3) directors to our Board of Directors;

2.	a proposal to authorize the Board of Directors to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at one of three ratios;

3.	a proposal to ratify the selection of independent public accountants for the current fiscal year; and

4.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

March 24, 2003	M. Scott Andrews,
Morrisville, North Carolina	Chairman of the Board of Directors

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

SCIQUEST, INC.

5151 McCrimmon Parkway, Suite 216

Morrisville, North Carolina 27560

PROXY STATEMENT

April 30, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

Stockholders’ Meeting

This Proxy Statement and the enclosed Proxy card (“Proxy”) are furnished on behalf of the Board of Directors of SciQuest, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 30, 2003 at 9:00 a.m., Eastern Daylight Savings time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sheraton Imperial Hotel & Convention Center, Research Triangle Park, 4700 Emperor Boulevard, Durham, NC 27703. We intend to mail this Proxy Statement and the accompanying Proxy on or about March 24, 2003, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

Only holders of record of our $.001 par value per share common stock (the “Common Stock”) at the close of business on March 14, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 14, 2003, we had outstanding and entitled to vote                 shares of Common Stock. Each holder of record of Common Stock on March 14, 2003 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of SciQuest or by filing with the Secretary of SciQuest a Proxy bearing a later date.

Quorum; Counting of Votes

Our Bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes of the shares cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. The approval and ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. An abstention with respect to any such proposal will have the same effect as a vote against such proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to approve these proposals, because they reduce the number of shares present at the meeting from which a majority is calculated. The approval of the amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at one of three ratios requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock as of March 14, 2003, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such proposal.

Proxies

When the enclosed proxy card is properly voted in accordance with the instructions on the proxy card the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a proxy will be voted in favor of the nominees for election to the Board of Directors and in favor of each of the remaining proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our capital stock as of February 28, 2003 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of Common Stock;

•	each director;

•	each of the named executive officers; and

•	all executive officers and directors as a group.

For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding as of February 28, 2003 is 29,345,696. Options that are exercisable within sixty days of February 28, 2003 are deemed to be outstanding and to be beneficially owned by the stockholder holding the options for the purpose of computing that stockholder’s percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named on this table have sole voting and investment control with respect to all shares beneficially owned.

	Shares of Common Stock Owned
Name	Shares		Percent
M. Scott Andrews	1,008,887	(1)(2)	3.4%
Stephen J. Wiehe	797,952	(3)	2.7
Bruce J. Boehm	299,838	(4)	1.0
James B. Duke	149,115	(5)	*
James J. Scheuer	129,118	(6)	*
Noel J. Fenton	47,825	(7)	*
Lloyd M. Segal	35,500	(8)(9)	*
H. Alexander Holmes	20,000	(10)	*
Louis M. Sherwood, M.D.	10,000		*
All directors and executive officers as a group (10 persons) (1)(4)(7)(8)(11)	2,498,266		8.1

*	Less than one percent.
(1)	Includes 136,718 shares owned by Andrews Properties of Wake County LLC, with respect to which Mr. Andrews may be deemed a beneficial owner.
(2)	Includes 413,889 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(3)	Includes 733,333 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(4)	Includes 10,169 shares subject to a warrant that is currently exercisable.

(5)	Includes 102,255 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(6)	Consists of shares subject to options that are currently exercisable or that are exercisable within 60 days.
(7)	Includes 21,325 shares held by the Fenton Family 1994 Trust.
(8)	Includes 3,000 shares owned by Timera Capital, Inc. Mr. Segal is an officer and shareholder of this entity and may be deemed to be a beneficial owner of these shares. Mr. Segal disclaims beneficial ownership of these shares.
(9)	Includes 25,000 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(10)	Consists of shares held by Mr. Holmes’ spouse, with respect to which Mr. Holmes may be deemed a beneficial owner.
(11)	Includes 1,325,084 shares subject to options that are currently exercisable or that are exercisable within 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth number of shares of our common stock authorized for issuance under equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Warrants and Rights
Equity compensation plans approved by security holders	5,094,219	$2.09	4,745,104
Equity compensation plans not approved by security holders	0	—	0

Total	5,094,219	$2.09	4,745,104

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

At the Annual Meeting, three directors are to be elected for the terms described below. The board of directors is divided into three classes, with members serving for staggered three-year terms. The board is comprised of three Class I directors (Bruce J. Boehm, Louis M. Sherwood, and Lloyd Segal), two Class II directors (Noel J. Fenton and Stephen J. Wiehe) and two Class III directors (M. Scott Andrews and H. Alexander Holmes). At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors will expire upon the election and qualification of successor directors at the 2003 annual meeting of stockholders. The term of the Class II directors will expire upon the election and qualification of successor directors at the 2004 annual meeting of stockholders. The term of the Class III directors will expire upon the election and qualification of successor directors at the 2005 Annual Meeting. There are no family relationships between any of the directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The Board of Directors recommends a vote FOR each named nominee.

Nominees

The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

Nominees to Serve as a Class I Director

Bruce J. Boehm, 49, has served as a director of SciQuest since October 1997. Since 1992, Mr. Boehm has been active as an originator of, and investor in, early stage technology companies. Mr. Boehm received M.B.A. and M.S. degrees from Stanford University and a B.S. from the Massachusetts Institute of Technology.

Louis M. Sherwood, MD., 65, has served as a director of SciQuest since May 2002. Since April 2002, Dr. Sherwood has been self-employed as a consultant in the medical and scientific fields. In March 2002, Dr. Sherwood retired as Senior Vice President, Medical and Scientific Affairs for the U.S. Human Health Division of Merck & Company, a position he held for ten years. Dr. Sherwood had been employed by Merck since 1987. At Merck, he had previously served as Executive Vice President, Worldwide Development. Mr. Sherwood serves as a director of GenVec, Inc., a biopharmaceutical company. In addition, Dr. Sherwood holds appointments as Adjunct Professor of Medicine at the University of Pennsylvania School of Medicine and Albert Einstein College of Medicine. Prior to joining Merck, he was Baumritter Professor and Chairman of Medicine at the Albert Einstein College of Medicine and Montefiore Medical Center from 1980 to 1987, and he served previously on the faculties of the University of Chicago and Harvard Medical Schools. Dr. Sherwood is an endocrinologist who has conducted basic, clinical and outcomes research. He received his undergraduate degree at the Johns Hopkins University and his medical degree from the Columbia College of Physicians and Surgeons.

Lloyd M. Segal, 38, has served as a director of SciQuest since May 2000. Mr. Segal has been President and Chief Executive Officer of Caprion Pharmaceuticals Inc. since November 1998. Mr. Segal was previously President and Chief Executive Officer of Advanced Bioconcept Ltd. from 1996 to 1998. Mr. Segal was a management consultant with McKinsey & Co. from 1992 to 1996, focusing on North America financial institutions and industrial clients. Mr. Segal is a member of the Board of Overseers of the School of Science, Brandeis University. Mr. Segal earned a B.A. in Politics from Brandeis University, Boston, and an M.B.A. from Harvard University.

Current Directors

Our directors continuing in office following the Annual Meeting as Class II Directors, serving until the 2004 Annual Meeting, are as follows:

Noel J. Fenton, 64, has served as a director of SciQuest since November 1998. Mr. Fenton has been a General Partner of Trinity Ventures since 1986. From 1964 to 1986, he was a co-founder of three venture capital backed start-up companies, for two of which, Acurex Corporation and Covalent Systems Corporation, he served as CEO. Mr. Fenton received an M.B.A. from Stanford University and a B.S. from Cornell University.

Stephen J. Wiehe, 39, has served as Chief Executive Officer and a director of SciQuest since February 2001. From June 2000 to February 2001, Mr. Wiehe served as Senior Director—Strategic Investments & Mergers and Acquisitions at SAS Institute. From October 1999 to June 2000, Mr. Wiehe served as President and Chief Executive Officer of DataFlux Corporation, which was acquired by SAS Institute. From June 1998 to October 1999, Mr. Wiehe served as Managing Director/Europe and senior executive vice president for SunGard Treasury Systems, a division of SunGard Data Systems, Inc (NYSE: SDS). From June 1996 to June 1998, Mr. Wiehe served as President and Chief Executive Officer of Multinational Computer Models, Inc., which was sold to SunGard Data Systems in 1998. Mr. Wiehe began his career with the General Electric Company. He graduated from its Financial Management Program with honors and became treasurer of GE Plastics. Mr. Wiehe is a graduate of the University of Kentucky.

Our directors continuing in office following the Annual Meeting as Class III Directors, serving until the 2005 Annual Meeting, are as follows:

M. Scott Andrews, 37, co-founded SciQuest in November 1995 and serves as a Director. Prior to February 2001, Mr. Andrews also served as our Chief Executive Officer. From October 1991 to January 1996, Mr. Andrews was a sales professional for Baxter Healthcare Corporation, a scientific products company, which was acquired by VWR Scientific Products Corporation. From May 1987 to October 1991, Mr. Andrews served in the U.S. Army as an aviation officer. Mr. Andrews received an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in business management from the United States Military Academy at West Point.

H. Alexander Holmes, 60, has served as a director of SciQuest since November 2002. Mr. Holmes has been an independent financial consultant since his retirement from Arthur Andersen & Co. in 1992. While at Arthur Andersen & Co., he served as managing partner of the Raleigh, North Carolina office and as head of their tax practice in their Greensboro, North Carolina office. Mr. Holmes is a certified public accountant and received a B.S. in Commerce and an L.L.B. degree from The University of Virginia.

Board of Directors Meetings, Committees and Compensation

During 2002, the Board of Directors held 11 meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

Messrs. Holmes, Segal and Sherwood are members of the Audit Committee, all of whom are independent under Rule 4200(a)(15) of the National Association of Securities Dealers. From 2001 until November 2002, Mr. Segal served as Chairman of the Audit Committee. In November 2002, Mr. Holmes joined our Board of Directors and was appointed to the Audit Committee as its Chairman. Our Board of Directors has determined that Mr. Holmes qualifies as an “audit committee financial expert.” The Audit Committee reviews the scope and timing of our audit services and any other services our independent auditors are asked to perform. The auditors report on our financial statements following completion of their audit and their policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the following year. Please see our “Report of the Audit Committee” appearing elsewhere in this Proxy Statement.

Messrs. Fenton and Boehm are members of the Compensation Committee. The Compensation Committee reviews and evaluates the compensation and benefits of all officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. The Compensation Committee administers our 1997 Stock Option Plan, 1999 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. Please see our “Compensation Committee Report On Executive Compensation” appearing elsewhere in this Proxy Statement.

In May 2002, Messrs. Boehm, Fenton and Segal each were granted options to acquire 50,000, 50,000 and 25,000 shares, respectively, of Common Stock at an exercise price of $1.04 per share, which options vest in equal annual installments over a three-year period. In May 2002, Dr. Sherwood was granted an option to acquire 50,000 shares of Common Stock at an exercise price of $1.67 per share, which option vests in equal annual installments over a three-year period. In November 2002, Mr. Holmes was granted an option to acquire 50,000 shares of Common Stock at an exercise price of $0.57 per share, which option vests in equal annual installments over a three-year period. Other than these option grants, our directors did not receive any compensation for services performed in their capacity as directors in 2002. We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Executive Compensation

The following table sets forth the total compensation paid during the year ended December 31, 2002 to each person who served as Chief Executive Officer during 2002 and its four other most highly compensated executive officers who earned more than $100,000 during 2002. These persons are referred to as the named executive officers elsewhere in this Proxy Statement.

	Annual Compensation				Long-Term Compensation Award
Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Compensation(1)	Number of Securities Underlying Options
Stephen J. Wiehe, Chief Executive Officer	2002	$275,000	$0	$4,300	0
	2001	237,980	110,000	1,531	1,050,000
M. Scott Andrews, Chairman and Director of Product Marketing	2002	195,710	0	17,716	0
	2001	225,000	0	11,393	25,000
	2000	210,577	0	4,149	600,000
James B. Duke, VP Products and Strategy	2002	187,500	0	20,112	0
	2001	143,365	54,572	1,892	175,000
James J. Scheuer, Chief Financial Officer	2002	200,000	0	20,874	0
	2001	175,000	54,572	8,376	75,000
	2000	169,346	35,000	4,263	145,000

(1)	These amounts represent primarily life and health insurance expenses, reimbursed interest expense, and income tax preparation services paid by SciQuest on behalf of certain named executive officers.

Options Granted During Last Fiscal Year

	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates for Stock Price Appreciation for Option Term(3)
Name						5%	10%
Stephen J. Wiehe	—		—	—	—	—	—
M. Scott Andrews	—		—	—	—	—	—
James B. Duke	25,000	(2)	2.36%	$1.80	3/27/12	28,300	71,718
James J. Scheuer	—		—	—	—	—	—

(1)	Options were granted under the SciQuest, Inc. 1999 Stock Incentive Plan.
(2)	Options vest and becomes exercisable as follows: 25% on the one year anniversary of the date of grant, and in equal monthly increments of 2.084% per month for 36 months, with full vesting at 48 months from the date of grant.
(3)

The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the Common Stock based on the exercise price of the option from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. The potential realizable value computation does not take into account federal or state income tax consequences of options exercised or sales of appreciated stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth certain information concerning option exercises by the named executive officers during 2002.

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Wiehe	—	$—	548,809	501,191	$0	$0
M. Scott Andrews	—	—	311,111	313,889	0	0
James B. Duke	—	—	79,513	120,487	0	0
James J. Scheuer	8,244	15,213	137,972	107,028	0	0

(1)	Upon exercise of the option, an option holder did not receive the amount reported above under the column Value Realized. The amounts reported above under Value Realized merely reflect the amount by which the value of the Common Stock exceeded the exercise price of the option on the date of exercise of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.
(2)	The value of the Common Stock at December 31, 2002 was $0.45 per share, based on the closing price of the Common Stock on that date as reported by Nasdaq. The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the Common Stock issuable upon exercise of the options.

Employment Agreements

Our principal employees, including executive officers, are required to sign an agreement prohibiting their disclosure of any confidential or proprietary information and restricting their ability to compete with SciQuest during their employment and for a period of two years thereafter, restricting solicitation of customers and employees following their employment with SciQuest and providing for ownership and assignment of intellectual property rights to SciQuest.

Mr. Wiehe has an employment contract through February 12, 2004. During this period, Mr. Wiehe’s salary will be $275,000. If the Board of Directors terminates Mr. Wiehe for any reason other than cause during the term of this agreement, Mr. Wiehe will receive twelve months of severance pay and eighteen months of medical coverage.

Compensation Committee Interlocks and Insider Participation

The following non-employee directors were members of the Compensation Committee of the Board of Directors during 2002: Noel J. Fenton and Bruce J. Boehm. None of the members of the Compensation Committee has any direct or indirect material interest in SciQuest outside of his position as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To our knowledge, all directors, executive officers and 10% stockholders complied during 2002 with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of our Board of Directors has furnished the following report on executive compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Compensation Committee with respect to executive compensation, the various components of SciQuest’s compensation program for executive officers and other key employees, and the basis on which the 2002 compensation was determined for the executive officers of SciQuest, with particular detail given to the 2002 compensation for the Chief Executive Officer. To carry out its responsibilities, the Compensation Committee met once during fiscal 2002.

Compensation of Executive Officers Generally

The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for all executive officers, including the annual bonus plan for executive officers and for administering SciQuest’s 1997 Stock Option Plan, 1999 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. The Compensation Committee is comprised of two non-employee directors: Messrs. Fenton and Boehm. The compensation program for all employees, including executives, emphasizes variable compensation, primarily through performance-based grants of short-term and long-term, performance-based incentives. Salaries at all employee levels are generally targeted at median market levels. SciQuest has established a cash-based incentive plan with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement by SciQuest of financial and operational performance measures. In addition, SciQuest’s compensation program rewards individual performance that furthers company goals. Executive compensation generally consists of the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements.

Base Salary. Base salary levels for each of SciQuest’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are paid equal to or somewhat above the median salaries for similar executive officers at comparable companies. The Compensation Committee does not use formulas but instead exercises its judgment based on considerations including overall responsibilities and the importance of these responsibilities to SciQuest’s success, experience and ability, past short-term and long-term job performance and salary history. In addition, the Compensation Committee generally takes into account SciQuest’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The Compensation Committee places a strong emphasis on teamwork; therefore, annual base salaries are not dependent on objective, corporate performance standards for any executive officer, including the Chief Executive Officer.

Incentive Bonuses. All employees and officers, with the exception of Mr. Wiehe, participate in incentive bonus plans which compensate the employees based upon company-wide or individual goals. In addition, the Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if SciQuest achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive’s performance as it relates to SciQuest’s performance.

Equity Incentives. Stock options are used for payment of long-term compensation to provide a stock-based incentive to improve SciQuest’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual’s actual and/or potential contributions to SciQuest and SciQuest’s financial performance. Stock options are designed to align the interests of the executive officers with those of SciQuest stockholders by encouraging executive officers to enhance the value of SciQuest, the price of its Common Stock, and hence, the stockholder’s return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with SciQuest. SciQuest has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with SciQuest.

Other Benefits. Benefits offered to executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. SciQuest has also established a tax-qualified, deferred compensation 401(k) Savings Plan covering all eligible employees. This plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain limitations, a maximum of 30% of their salary or $12,000 on a pre-tax basis. SciQuest does not match any portion of the employee’s contribution.

Compensation of the Chief Executive Officer

The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to SciQuest’s performance. Stephen J. Wiehe served as Chief Executive Officer during 2002 and received a base salary of $275,000 and no bonus in 2002. The Compensation Committee believes the compensation paid to Mr. Wiehe was reasonable. Mr. Wiehe has an employment contract through February 12, 2004. During this period, Mr. Wiehe’s annual salary will be $275,000.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. SciQuest has not established a policy with regard to Section 162(m) of the Code, since it has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by SciQuest in 2002 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Members of the Compensation Committee

Noel J. Fenton

Bruce J. Boehm

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors developed a charter for the Audit Committee, which was approved by the full Board on March 1, 2001. In May 2002, the Board of Directors adopted an Amended and Restated Audit Committee Charter, which is included in this Proxy Statement as Appendix A, as part of its continuing efforts to improve SciQuest’s corporate governance. The Board of Directors and this Audit Committee intend to continue to evaluate our charter and propose changes as may be appropriate to improve our corporate governance and auditing procedures and to comply with applicable rules and regulations.

The Audit Committee is comprised of three non-employee directors: Messrs. Holmes (Chairman), Segal and Sherwood. Each member of the Audit Committee is independent under Rule 4200(a)(15) of the National Association of Securities Dealers. In addition, the Board of Directors has determined that Mr. Holmes qualifies as “audit committee financial expert,” as that term has been defined under the rules and regulations of the Securities and Exchange Commission.

As set forth in more detail in the charter, the Audit Committee’s primary responsibilities fall into four broad categories:

•	Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of SciQuest.

•	Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning with SciQuest.

•	Oversee that management has established and maintained processes to assure compliance by SciQuest with all applicable laws, regulations and corporate policy.

•	Oversee that the independence of SciQuest’s outside auditors is maintained.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. These procedures include requiring management to provide a report to the Audit Committee regarding internal control procedures and reviewing all management letters received from SciQuest’s auditors. The Audit Committee also reviews all reports on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission. To carry out its responsibilities, the Audit Committee met four times during fiscal 2002.

In overseeing the preparation of SciQuest’s financial statements, the Audit Committee met with both management and SciQuest’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. In particular, the Audit Committee has reviewed those accounting policies that management believes are of particular importance to SciQuest’s financial statement presentation. These critical accounting policies are discussed in greater detail in SciQuest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards Nos. 61 (Codification of Statements on Auditing Standards) and 90 (Communication With Audit Committees).

With respect to SciQuest’s outside auditors, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has reviewed and discussed the fees paid to PricewaterhouseCoopers LLP during the last fiscal year for audit and non-audit services, which are set forth in this Proxy Statement under

“Audit Fees.” The Audit Committee also pre-approves the retaining of PricewaterhouseCoopers LLP for any non-audit services. The Audit Committee has determined that the provision of the non-audit services by PricewaterhouseCoopers LLP during fiscal 2002 was compatible with the firm’s independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that it approve the inclusion of SciQuest’s audited financial statements in SciQuest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

H. Alexander Holmes (Chairman)

Lloyd Segal

Louis M. Sherwood

STOCK PERFORMANCE GRAPH

The following line-graph provides a comparison of the cumulative total stockholder return on our Common Stock for the period from the date of our initial public offering on November 19, 1999 through December 31, 2002, against the cumulative stockholder return during such period achieved by The Nasdaq Stock Market—U.S. Companies (“Nasdaq Index”) and the Nasdaq Computer and Data Processing Index ( “Nasdaq Computer & Data Process Index”). The graph assumes that $100 was invested on November 19, 1999 in our Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Legend

Company Name / Index	11/19/1999	12/31/1999	12/31/2000	12/31/2001	12/31/2002
SCIQUEST, INC	100.00	265.00	4.37	5.63	1.50
NASDAQ INDEX	100.00	103.19	62.65	49.46	39.85
NASDAQ COMPUTER & DATA PROCESS INDEX	100.00	135.61	62.44	50.29	34.68

Notes:
A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 11/19/1999.

Related Party Transactions

In February 2002, Mr. M. Scott Andrews borrowed $80,000 from the Bank of America, which loan was guaranteed by SciQuest. We have secured the loan with a certificate of deposit in a like amount. The loan bears interest at prime rate and becomes payable in full in February 2004. We have agreed to reimburse Mr. Andrews for all interest paid on this loan. In 2002, we reimbursed Mr. Andrews for interest payments totaling $2,842.

In February 2002, we renewed our guarantee of a loan by Mr. James J. Scheuer from Wachovia Bank, N.A. in the amount of $61,750. Mr. Scheuer applied for the loan primarily in order to pay tax liabilities and other expenses incurred in connection with the exercise of stock options by Mr. Scheuer during 1999 and 2000. The loan was unsecured and was due December 31, 2002.

Mr. Scheuer repaid the loan in 2002. The loan bore interest at the prime rate. We agreed to reimburse Mr. Scheuer for all interest paid on the loan. In 2002, we reimbursed Mr. Scheuer for interest payments totaling $3,524.

Each of these transactions was approved by a majority of our disinterested directors.

PROPOSAL 2

AUTHORIZATION FOR THE BOARD OF DIRECTORS TO AMEND THE

CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT AT ONE OF THREE RATIOS

General

The Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend SciQuest’s Certificate of Incorporation to effect a reverse stock split of our common stock. If the reverse stock split is approved by the stockholders, the Board of Directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following ratios: one-for-five (5); one-for-seven and one-half (7 ½); or one-for-ten (10). Approval of this proposal by our stockholders would give the Board of Directors authority to implement the reverse stock split at any time prior to April 30, 2004. In addition, the Board of Directors may determine, in its sole discretion, to abandon the reverse stock split without further action by our stockholders.

Background

We have been a public company since November 19, 1999, and our common stock was initially listed on the Nasdaq National Market. On October 11, 2002, we transferred the listing of our common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. In order to satisfy Nasdaq’s minimum listing maintenance requirements for both the Nasdaq National Market and the Nasdaq SmallCap Market, we must satisfy various financial tests, including maintaining a minimum closing bid price of at least $1.00. Transferring to the Nasdaq SmallCap Market has enabled us to take advantage of the extended grace period provided by the Nasdaq SmallCap Market to meet the minimum $1.00 per share closing bid price requirement for continued listing. As a result of this transfer, the closing bid price of our common stock must be above $1.00 for a minimum of 10 consecutive trading days by July 14, 2003 in order to avoid initiation of procedures to delist our common stock from the Nasdaq SmallCap Market. If the closing bid price of our common stock is above $1.00 for a minimum of 30 consecutive trading days by July 14, 2003, we will be eligible for transfer to the Nasdaq National Market under its continued listing requirements.

Failure to achieve this price listing requirement would result in the removal of the listing of our common stock from the Nasdaq SmallCap Market. If our common stock is delisted from the Nasdaq SmallCap Market, it would be listed on the OTC Bulletin Board, which is viewed by most investors as a less desirable and less liquid marketplace. Thus, delisting from the Nasdaq SmallCap Market could make trading our common stock more difficult for investors, potentially leading to further declines in share prices.

In order to proportionally raise the per share price of our common stock by reducing the number of shares of our common stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders for the Board of Directors to obtain the authority to implement a reverse stock split. In addition, the Board of Directors believes that the share price of our common stock is a factor in whether common stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of our common stock. The Board of Directors is not seeking authority to implement a reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

The Board of Directors believes that stockholder approval of multiple potential exchange ratios, as opposed to a single exchange ratio, provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio from among the three ratios set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to April 30, 2004, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. The Board of Directors reserves its right to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Material Effects of the Proposed Reverse Stock Split

If approved and implemented, the reverse stock split will be effected simultaneously for all of our common stock, and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in SciQuest, except to the extent that the reverse stock split results in fractional share ownership.

The principal effect of the reverse stock split include the following:

•	The number of shares of our common stock issued and outstanding will be reduced from approximately 29.3 million shares as of February 28, 2003 to a range of approximately 2.9 million to 5.9 million shares, depending on the reverse stock split ratio determined by the Board of Directors.

•	Based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options to purchase shares of our common stock under our Stock Option Plan and our 1999 Stock Incentive Plan, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split.

•	The number of shares reserved for issuance under Stock Option Plan, our 1999 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan, will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, you will receive a cash payment in an amount equal to such fractional share multiplied by the closing price of our common stock on the date the reverse stock split is effected. After the reverse stock split, you will have no further interest in SciQuest with respect to your fractional share. We currently have approximately 700 record holders of our common stock. We do not expect the reverse stock split to have a material effect on the number of our record holders of common stock.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Certificated Shares

If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, SunTrust Bank, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. No new shares will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to April 30, 2004, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Appendix B to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including the following:

•	There can be no assurance that the market price per share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of SciQuest common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

•	If the reverse stock split is effected and the market price of SciQuest common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

•	There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•	The liquidity of SciQuest common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. We currently have 90,000,000 shares of authorized common stock and 29,345,696 shares of common stock issued and outstanding as of February 28, 2003. We will continue to have 10,000,000 authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. However, we have no current plans to issue any additional shares of common stock, other than pursuant to the exercise of stock options that have been granted or may be granted in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

The following table sets forth information regarding our current and anticipated number of authorized shares and issued and outstanding shares of our common stock following implementation of a reverse stock split at the proposed ratios.

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance
As of February 28, 2003	90,000,000	29,345,696	4,745,104	55,909,200
After Reverse Stock Split at the Following Proposed Ratios:
one-for-five	90,000,000	5,869,139	949,021	83,181,840
one-for-seven and one-half	90,000,000	3,912,759	632,680	85,454,561
one-for-ten	90,000,000	2,934,570	474,510	86,590,920

Accounting Matters

The reverse stock split will not affect the par value of SciQuest common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to SciQuest common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of SciQuest common stock will be restated because there will be fewer shares of SciQuest’s common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of SciQuest with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of SciQuest. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of SciQuest. Furthermore, we have no current plans to issue any additional shares of common stock, other than pursuant to the exercise of stock options that have been granted or may be granted in the future.

No Appraisal Rights

Under the General Corporation Law of the state of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required and Recommendation of Board of Directors

The affirmative vote of a majority of all outstanding shares of our common stock entitled to vote on this proposal will be required for approval of this proposal. As a result, abstentions and broker non-votes will have the effect of votes against the proposal. The Board of Directors recommends a vote FOR the proposal to amend the Certificate of Incorporation of SciQuest to effect a reverse stock split at one of three ratios.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as its independent auditor for the fiscal year ending December 31, 2003. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements during fiscal year 2002 and the reviews of the financial statements included in our Forms 10-Q for such fiscal year were $115,300.

Financial Information Systems Design and Implementation Fees

There were no fees billed by PricewaterhouseCoopers LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during 2002.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered other than as stated above were $65,300, which fees were primarily for tax-related services. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Board of Directors believes that the proposal to ratify the selection of independent auditors is in the best interest of SciQuest and recommends a vote FOR the proposal. Proxies will be so voted unless stockholders specify otherwise on their proxy card.

STOCKHOLDER PROPOSALS

Rules of the Securities and Exchange Commission require that any proposal by one of our stockholders for consideration at the 2004 Annual Meeting of Stockholders must be received by us no later than November 15, 2003 if any such proposal is to be eligible for inclusion in our proxy materials for its 2004 Annual Meeting. Under such rules, SciQuest is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Article 1 of our Bylaws must be complied with, including, but not limited to, delivery of notice to SciQuest not less than 30 days prior to the meeting as originally scheduled.

OTHER MATTERS

Our management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the stockholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of SciQuest and its stockholders.

BY ORDER OF THE BOARD OF DIRECTORS,

M. Scott Andrews,

Chairman of the Board

APPENDIX A

SCIQUEST, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

1.	Purpose. The Audit Committee is appointed by the Board to assist the Board of Directors in discharging its responsibility for the accounting, reporting, and financial practices of the Company.

2.	Composition and Qualifications. The Board shall appoint at least three of its members to the Audit Committee. All members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers, Inc. The Board shall designate one member of the Audit Committee as Chairperson, who shall have accounting or related financial management expertise.

3.	Authority. The Audit Committee shall have the authority to retain outside legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. At the discretion of the Audit Committee, such meetings may occur with or without Company management present. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

4.	Duties and Responsibilities. The Audit Committee shall:

a.	Make regular reports to the Board.
b.	Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.
c.	Review the experience and qualifications of the senior members of the independent audit team and the quality control procedures of the independent auditor.
d.	Approve the fees to be paid to the independent auditor for audit services.
e.	Approve the retention of the independent auditor for any non-audit service and the fee for such service.
f.	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.
g.	Evaluate together with the Board the performance of the independent auditor. If determined by the Audit Committee, recommend that the Board replace the independent auditor.
h.	Recommend to the Board guidelines, including possibly an absolute ban, on the hiring by the Company of employees of the independent auditor who worked on the Company’s account.
i.	Review the appointment and replacement of the senior internal auditing executive.
j.	Review the significant reports to management prepared by the Company’s internal auditor and management’s responses.
k.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.
l.	Review and discuss with management and the independent auditor: (i) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (ii) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.
m.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.
n.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and minimize such exposures.

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o.	Review and discuss with management, the independent and internal auditors, the Company’s annual audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.
p.	Review and discuss with management and the independent auditor the financial statements of the Company, including an analysis of the auditors’ judgment as to the quality of the Company’s accounting principles.
q.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Company’s financial statements or accounting policies.
r.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include: (i) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management; (ii) any changes required in the planned scope of the internal audit; and (iii) the internal audit department responsibilities, budget and staffing.
s.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
t.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.
u.	Meet at least quarterly with the Company’s chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.
v.	Approve all transactions or courses of dealing with parties related to the Company to the extent required by the rules of the National Association of Securities Dealers, Inc.
w.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements and the Company’s compliance policies.
x.	Recommend to the Board of Directors whether the financial statements should be included in the Annual Report of Form 10-K.
y.	Review the appropriateness of the Audit Committee Charter on an annual basis.

5.	Investigations. The Audit Committee shall have the authority, but not the obligation to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist in the conduct of any investigation.

6.	No Responsibility to Conduct Audits. While the Audit Committee has the responsibilities and the authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

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APPENDIX B

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SCIQUEST, INC.

SCIQUEST, INC., a corporation organized and existing under and by virtue of the laws of the General Corporate Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of SciQuest, Inc., by unanimous written consent of its members in accordance with Section 141 of the General Corporation Law of the State of Delaware, filed with the minutes of the board, duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by deleting the first paragraph of Article Fourth thereof and substituting the following in lieu thereof:

The Corporation shall be authorized to issue 100,000,000 shares of capital stock, of which 90,000,000 shares shall be shares of Common Stock having a par value of $0.001 per share (“Common Stock”), and of which 10,000,000 shares shall be Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).

Upon this Certificate of Amendment to the Second Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [five (5)] [seven and one-half (7 ½)] [ten (10)] shares of the Corporation’s common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder of record of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock shall receive a cash payment from the Corporation in an amount equal to the number of shares of Old Common Stock resulting in such fractional share of New Common Stock multiplied by the closing price of the Corporation’s Old Common Stock on the Nasdaq SmallCap Market as of date the reverse stock split is effected.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

SECOND: The stockholders of the Corporation signed a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware approving the above-referenced amendments.

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THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SciQuest, Inc. has caused this Certificate to be signed by its undersigned officer this      day of                         , 2003.

SCIQUEST, INC.

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